EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-          ) pertaining to the 2011 Non-Employee Director Stock Plan of The Ryland Group, Inc. of our report dated February 25, 2011, with respect to the consolidated financial statements and schedule of The Ryland Group, Inc. and subsidiaries and the effectiveness of internal control over financial reporting of The Ryland Group, Inc. and subsidiaries included in its Annual Report (Form 10-K) for the year ended December 31, 2010, filed with the Securities and Exchange Commission.

Ernst & Young LLP

Los Angeles, California

August 8, 2011